EMPLOYMENT AGREEMENT


          Agreement made as of the 1st day of March, 1995 (the "Commencement Date") between Standard Microsystems Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware and having an office at 80 Arkay Drive, Hauppauge, New York 11788, hereinafter referred to as "SMC," and Paul Richman, residing at 6 Swan Place, Nissequogue, NY 11780, hereinafter referred to as "Mr. Richman."


                    W I T N E S S E T H:


          WHEREAS, SMC is engaged, among other things, in the business of developing, manufacturing and selling networking and board-level products and integrated circuits for use in the electronics industry; and

          WHEREAS, SMC has for many years employed Mr.
Richman and desires to continue to employ or engage him in an executive or consulting capacity, upon the terms and conditions hereinafter in this Agreement set forth, and Mr.
Richman is desirous of being so employed or engaged; and

          WHEREAS, SMC controls, or may control in the future, various corporations and/or other enterprises, the corporations and/or other enterprises from time to time controlled by SMC being referred to in this Agreement as "SMC AFFILIATES;" and

          WHEREAS, SMC may have, or may have in the future, a minority interest in various corporations and/or other enterprises, the corporations and/or other enterprises in which SMC may have, from time to time, a minority interest being referred to in this Agreement as "SMC ASSOCIATED
COMPANIES;" and

          WHEREAS, Mr. Richman is, as of the Commencement
Date, employed as the Chairman of the Board of SMC;

          Now, therefore, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

          FIRST: Subject to paragraph SIXTH, SMC agrees to employ Mr. Richman and Mr. Richman agrees to be employed pursuant to this Agreement for a period commencing on the Commencement Date and ending February 29, 2000. For so long as he shall be employed pursuant to the preceding sentence, Mr. Richman shall serve as Chairman of the Board of SMC, if he so desires and if elected to such office. SMC and Mr. Richman agree that any change in Mr. Richman's position and/or responsibilities will not alter any of the other terms of this Agreement, except as expressly set forth herein. Mr. Richman agrees to apply his experience and skill to such problems as shall be presented to him from time to time by, or at the direction of, the Board of Directors of SMC in connection with the business of SMC, the SMC AFFILIATES and the SMC ASSOCIATED COMPANIES. Although Mr. Richman may be required to spend a significant portion of his business time travelling on behalf of SMC, the SMC AFFILIATES and the SMC ASSOCIATED COMPANIES, Mr. Richman shall not be required to conduct his principal activities or have his headquarters at a location outside the Hauppauge, Long Island, New York area (hereby defined to include all points within fifty miles of Hauppauge, Long Island, New
York).

          SECOND: (a) Subject to Clause (b) of this paragraph SECOND, Mr. Richman shall render 120 hours of service per month hereunder, including travel time (essentially 80% of full time) and, during such time, shall give his full time, attention, best efforts and skill to SMC, the SMC AFFILIATES and the SMC ASSOCIATED COMPANIES and shall accept willingly and carry out the duties assigned to him in the furtherance of the business of SMC, the SMC AFFILIATES and the SMC ASSOCIATED COMPANIES. During the period of this Agreement, he shall not engage in any activity competing or in conflict with the best interests of SMC, the SMC AFFILIATES and the SMC ASSOCIATED COMPANIES.
In addition to the compensation set forth in paragraph THIRD hereof, and in consideration for these services, SMC agrees to make available to Mr. Richman the benefits and privileges regularly granted by SMC to other senior executives of SMC, except for any benefit or privilege under any plan that requires for eligibility a greater number of hours of service than are required of Mr. Richman under this Agreement. For purposes of computing Mr. Richman's benefit under SMC's Executive Retirement Plan, Mr. Richman's employment will be deemed to have terminated February 28, 1995. Mr. Richman waives all rights under the Retirement Plan for Directors of Standard Microsystems Corporation.
Mr. Richman shall be entitled to vacation determined as the product obtained by multiplying the number of vacation days per year to which he currently is entitled by the Adjustment Factor, as hereinafter defined. At all times when he is not required to serve SMC pursuant to this Agreement, Mr. Richman shall be free to pursue, for his own enjoyment and financial benefit, other activities such as, but not limited to, acting as President of the Consortium for Technology Licensing, Ltd., teaching, lecturing and writing, so long as such activities do not compete with SMC or conflict with the best interests of SMC. Mr. Richman will report all significant changes and/or new developments pertaining to such activities to the Board of Directors of SMC at its regular meetings and, between such meetings, to the Chief Executive Officer of SMC.

          (b) Either party may at any time, and from time to time, give notice to the other (a "Change Time Notice") that the hours of service per month specified in Clause (a) of this paragraph SECOND shall be reduced, as specified in such notice to 90, 60 or 30 hours of service per month, effective on the first day of a calendar month specified in the notice (the "Change Date"), which day shall be not less than three months following the giving of such notice and not earlier than March 1, 1996. Effective from the Change Date, the reduced number of hours specified in the Change Time Notice shall be substituted for 120 in the penultimate sentence of paragraph THIRD (A). Once the number of service hours per month is reduced in the manner described herein above, the number of service hours per month may be increased only by written mutual agreement of the parties.

          THIRD: A. SMC shall pay to Mr. Richman, and Mr. Richman agrees to accept as compensation for and in consideration of the work to be performed hereunder by Mr. Richman, a weekly salary at an annual rate determined by multiplying the Base Rate, as hereinafter defined, by the Adjustment Factor, as hereinafter defined. The Base Rate shall be $386,500 provided, however, that the Base Rate shall be modified as of March 1, 1995, and as of each successive March 1 to the end of the term of this Agreement in proportion to any increase in the Consumer Price Index, as hereinafter defined, between the February levels of the two immediately preceding years. Each such modification shall be made retroactively when the Consumer Price Index for the February next preceding the date of such adjustment becomes available. The words "Consumer Price Index," as used in this Agreement shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84=100), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that this Consumer Price Index shall be superseded or shall be published by a different agency, then the superseding index shall be substituted for this Consumer Price Index in such a manner as to implement the intent of this Agreement that the Base Rate shall be modified annually, beginning as of March 1, 1996, so that the purchasing power thereof shall be maintained at a level at least equivalent to the purchasing power thereof at March 1, 1995. The Adjustment Factor shall be a fraction, the numerator of which shall be 120, or such other number of hours of service as the parties shall agree that Mr. Richman shall provide pursuant to paragraph SECOND, and the denominator of which shall be 150. The Board of Directors of SMC shall have full discretion from time to time to fix the Base Rate, for any period specified by the Board, at an amount exceeding the Base Rate determined pursuant to the preceding provisions of this paragraph THIRD
(a).

          B. As additional compensation for his services, SMC shall pay to Mr. Richman:

               1.  a further amount equal to five percent
(5%) of all revenues receivable by SMC and/or SMC AFFILIATES from the licensing of any patent or technology of SMC and/or SMC AFFILIATES (whether or not such technology is covered by any patent of SMC and/or SMC AFFILIATES), which revenues become receivable after February 28, 1995 and while Mr. Richman is employed under this Agreement or any modification, extension or renewal thereof or while Mr. Richman is willing to act as an employee of, or consultant to, SMC on terms acceptable to SMC; plus, but without duplication,

               2.  a further amount equal to five percent
(5%) of all revenues receivable by SMC ASSOCIATED COMPANIES from the licensing of any patent or technology of any SMC ASSOCIATED COMPANIES (whether or not such technology is covered by any patent of SMC, SMC AFFILIATES and/or SMC ASSOCIATED COMPANIES), which revenues become receivable after February 28, 1995 and while Mr. Richman is employed under this Agreement or any modification, extension or renewal thereof or while Mr. Richman is willing to act as an employee of, or consultant to, SMC on terms acceptable to SMC; plus, but without duplication,

               3.  a further amount equal to one percent
(1%) of sales by SMC and/or SMC AFFILIATES of products manufactured and/or sold by SMC and/or SMC AFFILIATES pursuant to any second-sourcing, technology transfer or other agreement with a licensee of any patent or technology of SMC and/or SMC AFFILIATES (whether or not such technology is covered by any patent of SMC and/or SMC AFFILIATES) which sales are actually made by SMC and/or SMC AFFILIATES after February 28, 1995 and while Mr. Richman is employed under this Agreement or any modification, extension or renewal thereof or while Mr. Richman is willing to act as an employee of, or consultant to, SMC on terms acceptable to SMC; plus, but without duplication,

               4.  a further amount equal to one percent
(1%) of sales by SMC ASSOCIATED COMPANIES of products manufactured and/or sold by SMC ASSOCIATED COMPANIES pursuant to any second-sourcing, technology transfer or other agreement with a licensee of any patent or technology of SMC, SMC AFFILIATES and/or SMC ASSOCIATED COMPANIES
(whether or not such technology is covered by any patent of SMC, SMC AFFILIATES and/or SMC ASSOCIATED COMPANIES) which sales are actually made by SMC ASSOCIATED COMPANIES after February 28, 1995 and while Mr. Richman is employed under this Agreement or any modification, extension or renewal thereof or while Mr. Richman is willing to act as an employee of, or consultant to, SMC on terms acceptable to SMC.

Payments required to be made pursuant to subparagraphs (i),
(ii), (iii) and (iv) of this subsection THIRD (b) or subsection THIRD (c), which payments are based on revenues or sales of SMC AFFILIATES or SMC ASSOCIATED COMPANIES, shall be reduced by a percentage equal to the percentage of the equity not owned by SMC of the SMC AFFILIATE or SMC ASSOCIATED COMPANY generating such sales or revenues, during the period covered by the payment.

In computing the compensation payable pursuant to this subsection THIRD (b) or subsection THIRD (c), there shall be excluded from the computation all revenues receivable from Texas Instruments Incorporated and all sales pursuant to any second-sourcing, technology transfer or other agreements with Texas Instruments Incorporated.

Payments due pursuant to this subsection THIRD (b) shall be made to Mr. Richman by SMC quarterly, not later than ninety
(90) days after the end of each fiscal quarter of each fiscal year of SMC, beginning with the quarter ending May
31, 1995. Such payments shall continue during the lifetime of Mr. Richman, so long as he is willing to act as an employee of, or consultant to, SMC on terms acceptable to SMC.

Notwithstanding the preceding provisions of this paragraph
THIRD (b), the aggregate amount payable pursuant to this paragraph THIRD (b) for any fiscal year of SMC shall not exceed $364,000.

          C. In the event of the death of Mr. Richman while Mr. Richman is employed under this Agreement or any modification, extension or renewal thereof, or while Mr. Richman is acting as a consultant to SMC, an amount equal to two and one half percent (2.5%) of all revenues receivable by SMC and/or SMC AFFILIATES, during the five (5) year period commencing on the day following the death of Mr. Richman, from the licensing of any patent or technology of SMC and/or SMC AFFILIATES (whether or not such technology is covered by any patent of SMC and/or SMC AFFILIATES) shall be paid to the estate of Mr. Richman and, in addition, an amount equal to five-tenths of one percent (0.5%) of sales by SMC and/or SMC AFFILIATES of products manufactured and/or sold by SMC and/or SMC AFFILIATES pursuant to any second-sourcing, technology transfer or other agreement with a licensee of any patent or technology of SMC and/or SMC AFFILIATES (whether or not such technology is covered by any patent of SMC and/or SMC AFFILIATES) shall also be paid to the estate of Mr. Richman. Payments due pursuant to this subsection THIRD (c) shall be made to the estate of Mr. Richman quarterly, not later than ninety (90) days after the end of each fiscal quarter of each fiscal year of SMC, beginning with the quarter ending just after the death of Mr. Richman.

          D. In the case of any dispute between SMC and Mr. Richman as to the amounts of revenues or sales or the percentage of equity not owned by SMC, the determination of such consolidated net income, revenues, sales or percentage by the independent public accountants retained by SMC to audit its financial statements for such fiscal year shall be binding and conclusive upon both parties to this Agreement.

          FOURTH: The Patent and Trade Secrets Agreement between SMC and Mr. Richman, dated March 1, 1983, shall remain in effect but, commencing March 1, 1995, shall be applicable only to inventions and improvements discovered or made after February 28, 1995 and relating to semiconductor devices and/or integrated circuits or networking-related electronic components and/or systems; provided that if SMC shall enter into any new line of business after the date of this Agreement, the Patents and Trade Secrets Agreement shall apply to inventions and improvements related to that line of business from the date on which SMC shall enter such line of business. Nothing in this paragraph FOURTH shall release or otherwise affect Mr. Richman's obligations under the Patent and Trade Secrets Agreement in relation to any invention or improvement made or discovered prior to March 1, 1995.

          FIFTH: The obligations of SMC under this Agreement shall not be affected by the sale, lease or exchange of all, or any substantial part, of the property and assets of SMC unless SMC shall require the purchaser, by an instrument in writing to assume such obligations, in which event SMC shall be relieved of such obligations to the extent they have been so assumed. Except to the extent such obligations are so assumed, SMC's obligations under this Agreement shall continue in full force and effect through February 29, 2000.

          SIXTH: Should SMC's Board of Directors fail to elect Mr. Richman Chairman of the Board, or request that he retire or resign from such position, or should Mr. Richman desire so to retire or resign, he shall continue to render services hereunder, as a consultant and independent contractor, but shall no longer be an employee of SMC. SMC shall continue to make available to Mr. Richman the same benefits and privileges to which he is entitled under paragraph SECOND, except for any benefit or privilege under any plan as to which eligibility is restricted to employees.

          SEVENTH: Any notice or any other communication given under this Agreement to either party shall be in writing and shall be delivered or mailed to such party at the address of such party appearing at the head of this Agreement; provided that either party may by notice designate a changed address for such party. Any such notice shall be deemed given (a) if mailed properly addressed, postage prepaid, certified mail, return receipt requested, on the third business day after mailing in New York, New York or Hauppauge, New York, or (b) if delivered otherwise than pursuant to (a), at the time of the actual delivery.

          EIGHTH: Each previous Employment Agreement between the parties to this Agreement is hereby superseded by this Agreement.

          IN WITNESS WHEREOF, SMC has caused this Agreement to be executed on its behalf by its representative, thereunto duly authorized, and Mr. Richman has executed this Agreement as of the day and year first above written.


                         STANDARD MICROSYSTEMS CORPORATION



                         By:
                            Herman Fialkov, Director and
                            Chairman, Compensation Committee




______________________________
        Paul Richman